EXHIBIT 99.1

[GRAPHIC OMITTED] AIR METHODS
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                                              The #1 Airborne Healthcare Company

                       AIR METHODS REPORTS 2Q2004 RESULTS
   Revenue Increases 29% for the Quarter; Diluted Earnings per Share of $0.22

DENVER, CO., August 12, 2004 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended June 30, 2004. Revenue increased 29% to $74.3 million from $57.5 million in the year-ago quarter. For the six-month period, revenue increased 24% to $135.9 million, up from $109.8 million in the prior-year six-month period.

Net income increased 93% to $2.5 million or $0.23 per basic and $0.22 per diluted share as compared with prior-year quarter net income of $1.3 million or $0.14 per basic and $0.13 per diluted share. Net income for the six-month period was $10.6 million ($0.97 per basic and $0.94 per diluted share) compared to $0.8 million ($0.08 per basic and diluted share) for the prior-year six-month period. The current six-month period results include a first quarter increase to net income of $8.6 million or $0.79 per basic and $0.76 per diluted share from the cumulative effect of a change in accounting principle, net of tax effect. Income before cumulative effect of change in accounting principle was $2.0 million or $0.18 per basic and diluted share for the six-month period.

The cumulative effect stated above relates to the Company's decision to change its method of accounting for major engine and airframe component overhaul costs from the accrual method to the direct expense method, effective January 1, 2004. Under the direct expense method, maintenance costs are recognized as expense as maintenance services are performed. Pro forma results, assuming the change in accounting principle had been applied retroactively, would reflect net income of $2.6 million and basic and diluted income per share of $0.28 and $0.27, respectively, for the quarter ended June 30, 2003. Pro forma results for the six-month period ended June 30, 2003 would reflect net income of $3.5 million ($0.36 per basic and $0.35 per diluted share).

SECOND QUARTER HIGHLIGHTS

Community-Based Operations: Revenue from community-based operations increased 51% to $50.8 million, and segment net income increased 65% to $4.4 million during the second quarter, as compared with the prior-year quarter. These increases were primarily the result of the addition of 15 new bases during or subsequent to the second quarter of 2003 and an 11% increase over the prior-year period in transports for bases in operation greater than one year (Same-Base Transports). Net revenue after bad debt expense per transport for the current year second quarter was $4,414, as compared with $4,445 in the prior-year quarter and $4,189 in the first quarter of 2004.

Hospital-Based Operations: Revenue from hospital-based operations decreased by 0.1% to $22.1 million and segment net income decreased 26% to $1.2 million during the second quarter as compared with the prior-year quarter. The slight decrease in revenue was attributed to the discontinuance of service under three contracts and the conversion of another contract to the community-based operating model prior to the second quarter of 2004, offset by a 6.9% increase in flight volume, annual price increases, and the addition of one new hospital contract. The decrease in divisional earnings was attributed to unfavorable budget variances in maintenance expense that exceeded $800,000 during the current quarter due, in part, to higher than anticipated engine overhaul expenditures. Maintenance expense as a percentage of divisional revenue increased to 31.4% from 26.5% as compared with the prior-year quarter.

Products Division: Revenue, including revenue generated from internal projects, increased 23% to $3.1 million, while segment net income increased $578,000 to $800,000 during the second quarter as compared with the prior-year quarter. The increase in earnings was attributed to higher margins from changes in product mix and from a decrease in fixed production costs as a percentage of revenue.

Aaron Todd, Chief Executive Officer, stated, "We are very pleased with our second quarter results. Flight volumes within both services divisions experienced healthy growth over the prior-year quarter due to more moderate weather patterns and elevated marketing efforts. Although net revenue after bad debt expense per community-based transport was largely unchanged from the prior-year quarter, the Company did experience a 5.4% improvement in this measure over the first quarter of 2004. While aggregate maintenance expenses for both divisions were $1.6 million higher than anticipated for the current quarter, the Company was still able to achieve healthy growth in net income. I am also pleased to report that our first quarter efforts to enhance our collection capabilities have helped reduce our debt, net of cash, by over $11 million during the second quarter."

"July Same-Base Transports were 2.3% lower than July 2003 primarily due to higher weather-related flight cancellations, but total community-based transports for the month still exceeded June 2004 results by 1.7%. With the strength of our second quarter results, the Company is presently on track to achieve its objective to grow basic earnings per share by 20% or greater in 2004," said Todd.

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 8985040, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (http://www.airmethods.com/) is a leader in emergency
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aeromedical  transportation,  medical  services and technology.  The Air Medical
Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 180 helicopters and fixed wing aircraft.

                                              AIRM
                           [GRAPHIC OMITTED] NASDAQ
                                             LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of Rocky Mountain Holdings, LLC operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                       ---FINANCIAL STATEMENTS ATTACHED---


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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                              June 30, 2004   December 31, 2003
                                              --------------  -----------------

ASSETS
------

Current assets:
Cash and cash equivalents                     $        5,298              5,574
Trade receivables, net                                63,226             59,566
Other current assets                                  16,800             17,204
                                              --------------  -----------------

Total current assets                                  85,324             82,344

Net equipment and leasehold improvements              94,267            113,077
Other assets, net                                     19,058             18,586
                                              --------------  -----------------

Total assets                                  $      198,649            214,007
                                              ==============  =================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $        8,627              8,996
Accounts payable, accrued expenses and other          24,638             29,666
                                              --------------  -----------------

Total current liabilities                             33,265             38,662

Long-term indebtedness                                76,782             76,931
Other non-current liabilities                         17,079             37,726
                                              --------------  -----------------

Total liabilities                                    127,126            153,319

Total stockholders' equity                            71,523             60,688
                                              --------------  -----------------

Total liabilities and stockholders' equity    $      198,649            214,007
                                              ==============  =================


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
                                        AIR METHODS CORPORATION AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Amounts in thousands, except share and per share amounts)

                                                                         Three Months Ended        Six Months Ended
                                                                               June 30,                 June 30,
                                                                      ------------------------  -----------------------

                                                                          2004         2003        2004         2003
                                                                      ------------  ----------  -----------  ----------

Revenue:
Flight operations                                                     $    72,861      55,638      132,438     106,358
Product operations                                                          1,394       1,826        3,451       3,404
                                                                      ------------  ----------  -----------  ----------
Total revenue                                                              74,255      57,464      135,889     109,762
                                                                      ------------  ----------  -----------  ----------

Expenses:
Operating expenses                                                         58,810      45,459      110,536      89,463
General and administrative                                                  6,795       5,520       13,117      10,224
Depreciation and amortization                                               2,734       2,808        5,411       5,556
                                                                      ------------  ----------  -----------  ----------
                                                                           68,339      53,787      129,064     105,243
                                                                      ------------  ----------  -----------  ----------

Operating income                                                            5,916       3,677        6,825       4,519

Interest expense                                                           (2,033)     (1,928)      (4,120)     (3,934)
Other, net                                                                    277         394          563         712
                                                                      ------------  ----------  -----------  ----------

Income before income taxes                                                  4,160       2,143        3,268       1,297

Income tax expense                                                         (1,642)       (836)      (1,294)       (506)
                                                                      ------------  ----------  -----------  ----------

Income before cumulative effect of change in accounting principle           2,518       1,307        1,974         791

Cumulative effect of change in accounting principle, net                        -           -        8,595           -
                                                                      ------------  ----------  -----------  ----------

Net income                                                            $     2,518       1,307       10,569         791
                                                                      ============  ==========  ===========  ==========

Income per common share - basic:
   Income before cumulative effect of change in accounting principle  $      0.23        0.14         0.18        0.08
   Cumulative effect of change in accounting principle, net                     -           -         0.79           -
                                                                      ------------  ----------  -----------  ----------
   Net income                                                         $      0.23        0.14         0.97        0.08
                                                                      ============  ==========  ===========  ==========

Income per common share - diluted:
   Income before cumulative effect of change in accounting principle  $      0.22        0.13         0.18        0.08
   Cumulative effect of change in accounting principle, net                     -           -         0.76           -
                                                                      ------------  ----------  -----------  ----------
   Net income                                                         $      0.22        0.13         0.94        0.08
                                                                      ============  ==========  ===========  ==========

Weighted average common shares outstanding:
   Basic                                                               10,867,002   9,561,705   10,849,728   9,541,905
   Diluted                                                             11,264,313   9,931,526   11,260,892   9,896,207


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